                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               VARITY CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               VARITY CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                               VARITY CORPORATION

                              672 Delaware Avenue
                          Buffalo, New York 14209-2202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of Stockholders of Varity Corporation (the "Company") will be held at the Albright-Knox Art Gallery, 1285 Elmwood Avenue, Buffalo, New York on Thursday, the 2nd day of June, 1994 at 9:00 a.m. for the following purposes:

     (1) to elect eleven (11) directors;

     (2) to ratify the appointment of independent auditors; and

     (3) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The close of business on April 12, 1994 has been fixed as the record date for the determination of stockholders who will be entitled to receive notice of and to vote at the Meeting.

                                          By Order of the Board of Directors

                                          KENNETH L. WALKER
                                          Secretary

Buffalo, New York
May 2, 1994

     STOCKHOLDERS MAY EXERCISE THEIR RIGHTS BY ATTENDING THE MEETING OR BY COMPLETING A FORM OF PROXY. SHOULD YOU BE UNABLE TO ATTEND THE MEETING IN PERSON, KINDLY DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY. IF YOU DO NOT VOTE YOUR SHARES IN PERSON, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS INDICATED ON YOUR PROXY. IN THE ABSENCE OF INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS IN ITEM 1 AND FOR ITEM 2 AS LISTED ON THE FORM OF PROXY AND AT THE PROXYHOLDER'S DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                               VARITY CORPORATION

                              672 Delaware Avenue
                          Buffalo, New York 14209-2202

                                PROXY STATEMENT

     This statement is being furnished in connection with the solicitation by the Board of Directors and management of Varity Corporation ("Varity" or the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Meeting") of the Company, to be held on June 2, 1994 for the purposes set forth in the foregoing Notice of Meeting, and any adjournment thereof.

     The holders of shares representing not less than one-third of the total voting power of the shares entitled to be voted at the Meeting, present in person or by proxy, shall constitute a quorum. The Company had 43,966,662 shares of Common Stock and 2,001,000 shares of Class II Preferred Stock outstanding on April 12, 1994. Each share of Common Stock has one vote on each matter in question. Each share of Preferred Stock has approximately 1.25 votes on each matter in question. Shareholders of record at the close of business on April 12, 1994 are entitled to vote. The first date on which this proxy statement and accompanying proxy card are being mailed to stockholders is on or about May 2, 1994. Abstentions and broker non-votes shall not be counted as either for or against a matter or nominee, but the shares represented by such abstention or broker non-vote shall be considered present at the Meeting for quorum purposes.

                            1. ELECTION OF DIRECTORS

     The Board of Directors is elected annually and may consist of such number between 6 and 24 members as the directors may from time to time determine. The directors have determined that the number of directors following the Meeting shall be 11. Directors are elected by a plurality of the votes cast by the holders of voting securities at the Meeting. UNLESS AUTHORITY TO VOTE IS WITHHELD, SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES IN FAVOR OF THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED BELOW. The term of office for each director will be from the date of the Meeting at which he is elected until the 1995 Annual Meeting of Stockholders of Varity or until his successor is elected or appointed. In the event of any vacancy on the Board of Directors prior to the Meeting, a majority of the directors then in office may fill such vacancy until a successor shall be elected and qualified.

     Information regarding the nominees is set forth below:

     WILLIAM A. CORBETT, age 62, is a Partner and Honorary Chairman of the law firm of Fraser & Beatty in Toronto. He served as Chairman of Lloyds Bank Canada from 1988 until 1990. Mr. Corbett was first elected a director of the Company in 1984. He is also Chairman of The New Providence Development Company Limited and a director of Polysar Rubber Corporation, Miles (Canada) Inc., Canadian Reinsurance Company, Canadian Reassurance Company, The Lyford Cay Company Limited, and Windfields Farm Limited.

     THOMAS N. DAVIDSON, age 54, serves as Chairman of Cardinal Crest Partners, Nu-Tech Precision Metal Inc. and General Trust Corporation. He served as the Chairman of Reeftor Industries Limited until 1991 and as the Chairman of PCL Industries Limited until 1990. Mr. Davidson was first elected a director of the Company in 1987. He is also a director of Canada Publishing Corporation, Buffalo Brass Company, Consolidated Brinco Limited, Derlan Industries, MDC Corporation and Silcorp Limited.

     ROBERT M. GATES, age 50, is the former Director of the United States Central Intelligence Agency. Prior to serving as Director, Mr. Gates served as Deputy National Security Adviser and Assistant to the President of the United States. Mr. Gates was first elected a director of the Company in 1993. He is also a director of NACCO Industries and Science Applications International Corporation.

     LUIZ F. KAHL, age 57, is the President of The Carborundum Company and the Chief Executive of BP Advanced Materials. Mr. Kahl was first elected a director of the Company in 1993. He is also a director of National Fuel Gas Company.

     VINCENT D. LAURENZO, age 54, has been Vice Chairman of the Board of Directors of the Company since 1988. He has served as President of the Company since 1981. Mr. Laurenzo was first elected a director of the Company in 1982. He is also a director of Hayes Wheels International, Inc.

     W. DARCY MCKEOUGH, age 61, serves as Chairman of McKeough Investments Ltd. He served as Chairman of Canada Development Investment Corporation from 1987 until 1990; and as the Chairman (1989-1990), President and Chief Executive Officer (1988-1989) of Redpath Industries Limited. Mr. McKeough was first elected a director of the Company in 1986. He also serves as a director of Canada Development Investment Corporation, Canadian Imperial Bank of Commerce, Canada General Tower Limited, Intertan Inc., Noranda Inc., Numac Energy, and St. Mary's Cement Corporation.

     SIR BRYAN NICHOLSON, age 61, was named Chairman of Varity Holdings Limited (a subsidiary of the Company) in January, 1993. He is currently Chairman of British United Provident Association and is the former Chairman and Chief Executive Officer of the British Post Office. Sir Bryan Nicholson was first elected a director of the Company in 1993. He is also a director of British United Provident Association and GKN, PLC., both in the UK.

     VICTOR A. RICE, age 53, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since 1980. He was first elected a director of the Company in 1978. Mr. Rice also serves as a Director of American Precision Industries, Comptek Research Inc. and Louisiana Land and Exploration Company.

     WARREN S. RUSTAND, age 51, is the Principal in The Cambridge Company Ltd. and Managing Director of Soda Creek Industries. Mr. Rustand was first elected a director of the Company in 1989. He also serves as a director of Rural Metro and Ventana Group Systems.

     WILLIAM R. TESCHKE, age 64, served as a consultant to the Bank of Nova Scotia from 1985 until 1992 and previously served as Deputy Minister of the Canadian Department of Industry, Trade and Commerce and Regional Industrial Expansion. He was first elected a director of the Company in 1985. Mr. Teschke also serves as a director of Canada Development Investment Corporation, Westinghouse Canada Inc., Pratt and Whitney Canada, Theratronics International Ltd. and The Gore Mutual Insurance Company.

     THE HONORABLE ROBIN H. WARRENDER, age 66, served from 1986 until February 1993 as Chairman and Chief Executive of London Wall Holdings PLC, (the holding company of a group of Lloyds of London underwriting agencies) which was placed into receivership in February 1994. Mr. Warrender was first elected a director in 1982.

DIRECTORS' COMMITTEES AND MEETINGS

     The Board of Directors met seven times during the fiscal year ended January 31, 1994. During the fiscal year, each director of the Company attended more than 75% of the total number of Board Meetings and more than 75% of the total number of committee meetings for each committee on which he served.

     The Company's Audit Committee during the fiscal year ended January 31, 1994 consisted of Directors Rustand, Corbett, McKeough, and Teschke. On June 2, 1993 Mr. Gates was added to the Committee. The Audit Committee reviews the financial statements of the Company, the scope and results of the internal and external audits of the Company, the internal financial controls of the Company, significant or unusual transactions between the Company and its associates and procedures that are being followed to ensure compliance with the Company Policy on Standards of Business Conduct. The Audit Committee met three times during the fiscal year ended January 31, 1994.

     The Company's Human Resources Committee during the fiscal year ended January 31, 1994 consisted of Directors Davidson, Rice and Warrender prior to March 31, 1993, at which time Directors Kahl and Nicholson were added to the Committee. The Human Resources Committee reviews the status of human resources and succession planning throughout the Company. The Human Resources Committee met two times during the fiscal year ended January 31, 1994, once prior to and once after March 31, 1993. Prior to March 31, 1993, Messrs. Davidson and Warrender comprised a Subcommittee of the Human Resources Committee which dealt with human resource and compensation matters that affect Messrs. Laurenzo and Rice (other than stock options). The Subcommittee of the Human Resources Committee met once during the fiscal year ended January 31, 1994.

     On March 31, 1993 the Stock Option Committee was renamed the Compensation Committee and its role was expanded to include the functions previously handled by the Human Resources Subcommittee. The Compensation Committee during the fiscal year ended January 31, 1994 consisted of Directors Davidson and Warrender. The Compensation Committee has sole authority for the administration of salaries, pensions, and other compensation, as well as terms and conditions of employment, of senior executives. The Compensation Committee also has sole authority to administer any equity based compensation plan. The Compensation Committee met seven times during the fiscal year ended January 31, 1994.

DIRECTORS' FEES AND COMPENSATION

     Directors receive an annual retainer of $25,000 plus $1,000 for each Board meeting attended. The chairman of a committee receives $2,500 for each committee meeting attended and other committee members receive $2,000 for each committee meeting attended. Only one attendance fee, however, is paid for multiple Board and Committee meetings on the same day. Directors who are Company employees do not receive Board attendance or committee attendance fees. Directors who are not employees of the Company, upon retirement from the Board of Directors, are entitled to a payment which equals $10,000 times the number of years that the retiring Director has served as a Director of the Company. The manner in which a Director's retirement compensation may be paid is determined by the Compensation Committee.

     Under the Shareholder Value Incentive Plan approved by the shareholders, each non-employee Director in office immediately following each annual shareholder meeting will receive a grant of premium options to purchase 3,000 shares with an exercise price set at a premium, as determined by a formula, above the average closing price of the shares on the New York Stock Exchange for the final 20 trading days in the preceding January. The first automatic grant of 3,000 premium options was made to each Director elected on June 2, 1993 and the premium was 35%.

DIRECTORS' AND OFFICERS' SHARE OWNERSHIP

     The table below sets forth, as of April 12, 1994, the beneficial ownership (as defined by the Securities and Exchange Commission, the "SEC") of the Company's equity securities by the directors and executive officers of the Company. As of April 12, 1994, Mr. Rice beneficially owns (including shares issuable upon exercise of options exercisable within 60 days of April 12,
1994) approximately 1.2% of the Company's outstanding Common Stock. As of April 12, 1994, no other director and executive officer of the Company individually beneficially owned more than 1% of the Company's outstanding Common Stock. As of April 12, 1994, all directors and executive officers as a group beneficially owned approximately 3.1% of the Company's Common Stock. As of April 12, 1994, no director or executive officer owned any Class II Preferred Stock.

                                                                  COMMON
                                                                 SHARES(1)
                                                                 ---------
                    W. A. Corbett (2)..........................     4,100
                    T. N. Davidson.............................    11,507
                    R. M. Gates................................     3,000
                    L. F. Kahl.................................     4,000
                    V. D. Laurenzo.............................   400,790
                    W. D. McKeough (3).........................     6,000
                    B. Nicholson...............................     3,704
                    V. A. Rice.................................   526,957
                    W. S. Rustand..............................     3,100
                    W. R. Teschke (3)..........................     5,500
                    R. H. Warrender............................     3,100
                    N. D. Arnold...............................   117,887
                    J. A. Gilroy...............................    74,723
                    J. Utley...................................    53,853
                    All Directors and Executive Officers as a
                      Group (24 Persons).......................  1,377,038

- - ---------------

Notes:

(1) Also includes the following shares of the Company's Common Stock issuable upon the exercise of options which are exercisable within 60 days of April 12, 1994: for Mr. Laurenzo 321,590 shares, Mr. Rice 437,887 shares, all other Directors 3,000 shares each, Mr. Arnold 100,167 shares, Mr. Gilroy 68,113 shares, Mr. Utley 52,483 shares and all directors and executive officers as a group (24 persons) 1,146,695 shares.

(2) Mr. Corbett is a partner of Fraser & Beatty, who have provided and continue to provide legal advice to the Company.

(3) Mr. McKeough and Mr. Teschke are Directors of Canada Development Investment Corporation ("CDIC"). CDIC participated in the Company's past financial restructurings and, in connection with such participation, CDIC received a significant number of the Company's securities. CDIC is the owner of 1,250,000 Class II Preferred Shares. See "Other Stockholder Ownership".

     Sir Bryan Nicholson, a director of the Company, and Anthony Williams, an executive officer of the Company, each filed late with the SEC one required report each relating to one transaction involving Common Stock of the Company. In making this statement, the Company has relied on the written representation of its incumbent directors and executive officers and copies of the reports that they have filed with the SEC.

                          2. RATIFICATION OF AUDITORS

     UNLESS OTHERWISE SPECIFIED, SHARES REPRESENTED BY MANAGEMENT PROXIES WILL BE VOTED FOR THE APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK, AS INDEPENDENT AUDITORS OF THE COMPANY, TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. KPMG Peat Marwick were initially appointed as auditors of the Company at the 1990 Annual Meeting of stockholders.

     To the knowledge of the Company, neither KPMG Peat Marwick nor any of its partners has any direct or indirect financial interest in the Company or any of the Company's subsidiaries.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 1995.

                           3. EXECUTIVE COMPENSATION

     REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEES ON EXECUTIVE
                                  COMPENSATION

     This report of the Human Resources and Compensation Committees of the Board of Directors provides an overview of the Company's compensation philosophy and executive compensation programs. It discusses compensation-related decisions in general, and specifically those relating to the Company's Chief Executive Officer, for the fiscal year ending January 31, 1994 ("Fiscal 1993").

THE ROLES OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEES

     At the commencement of Fiscal 1993, the Human Resources Committee (in conjunction with its subcommittee) was responsible for all matters relating to the compensation of executive officers of the Company. It carried out this responsibility by reviewing all executive compensation and benefit plans, administering the Company's stock option and other long-term incentive plans and overseeing succession planning.

     Effective March 31, 1993, substantially all the functions (other than succession planning) of the Human Resources Committee, which included one employee director, were assumed by the Compensation Committee, which is composed solely of non-employee directors. This change was made by the Board of Directors in response to changes in SEC regulations and to more completely separate members of management from involvement in compensation decisions. Accordingly, this report constitutes the report of the Human Resources Committee insofar as it relates to action taken prior to March 31, 1993 and the report of the Compensation Committee insofar as it relates to action taken on or after that date. All of the decisions of the Human Resources Committee described in this report were taken unanimously or (insofar as they affected Messrs. Rice or Laurenzo) unanimously by the Human Resources Subcommittee appointed by the Board of Directors which was composed of the non-employee members of the Human Resources Committee.

THE EXECUTIVE COMPENSATION PROGRAMS' OVERALL OBJECTIVES

     The Company's executive compensation programs have been designed to support the Company's goal of enhancing shareholder value by providing incentives that will attract, reward and retain highly-qualified executives critical to the long-term success of the Company. The Company's policy is to establish overall compensation at median competitive levels. Median competitive levels are determined by an independent consulting firm based on its proprietary data bank of approximately 400 industrial companies in the United States ( the "Comparison Group"). The Comparison Group includes three of the seven companies in the

S & P 500 Machinery group (excluding Varity), and two of the five companies in the S & P 500 Auto Parts group, which two groups are shown on the graph under "Performance Graph". However, as a result of the relationship between executive compensation and corporate performance, in any particular year the Company's executives may be paid more or less than executives of companies included in the Comparison Group depending on the Company's performance. The Company's philosophy recognizes the key role played by executives and is based upon the belief that providing variable incentives to meet and exceed corporate goals will contribute to the goal of providing above-average shareholder returns.

     Following research and assistance from independent consultants, the Human Resources Committee revised the Company's short and long-term incentive compensation plans, which were already based on the achievement of financial goals, to place even more emphasis on the enhancement of shareholder value.

     To implement this new approach in Fiscal 1993 and beyond, the Company adopted a Shareholder Value Added Program which for compensation purposes is comprised of an Annual Performance Plan (with earned short-term incentive awards being paid in cash subject to maximum payouts annually) plus a stock-based long term incentive compensation plan approved by shareholders on June 2, 1993, the Varity Corporation Shareholder Value Incentive Plan (the "New Plan"). The New Plan replaced the Company's previous stock option plan.

     The Annual Performance Plan is entirely based on Economic Value Added ("EVA") targets. The Company's EVA target as determined by the Compensation Committee is the improvement in operating profit or loss of the Company after a charge for the capital (both debt and equity) invested in the Company. The EVA targets for operating groups and business units are established on a similar basis.

     Under the New Plan, the Compensation Committee approved only premium stock option grants for senior executives (which include all the named and certain other executive officers) in Fiscal 1993 at an exercise price of 35% above the average stock closing price for the last twenty trading days in January 1993. This substantial premium for senior executives, when combined with the EVA targets for the Company, is intended to further align management and shareholder interests and lead to higher Company stock prices.

AN OVERVIEW OF EXECUTIVE COMPENSATION PLANS

     The Company's executive compensation programs have three components: base salary, annual incentive and long-term incentive. A discussion of the Committee's decisions regarding executive compensation and an overview of the various elements are presented below.

  BASE SALARY PROGRAM

     The Company's base salary program is intended to provide base salary ranges that reflect median salary levels of the Comparison Group. Base salaries are periodically adjusted to reflect each individual executive's performance and contribution to the overall financial results of the Company, the length of time in the position, and changes in salary levels of the Comparison Group. The Compensation Committee, based upon research and advice provided by independent consultants, annually reviews salary levels for similar positions of the Comparison Group.

  ANNUAL PERFORMANCE PLANS

     The Fiscal 1993 Annual Performance Plan provided competitive annual variable pay opportunities to senior executives and other management employees based solely upon achievement of annual improvements in EVA. The amount of the annual bonus for senior executives and other management employees for Fiscal

1993 was based solely upon performance in relation to an annual EVA target established in advance by the Human Resources Subcommittee for the Company's most senior executives and by the Human Resources Committee for the Company's other executive officers. This annual bonus for headquarters executives was based solely on the Company's EVA performance. For executives of the Company's business groups, their annual bonus was based, depending on level of responsibility, either solely on their business group's EVA performance or on a combination of the Company's and their business group's EVA performance. Those targets were applied for all bonuses under the Annual Performance Plan and the target bonus amount is established for each executive as a percentage of base salary. The percentage of base salary which is used for the target bonus is established by job grade groupings which in turn are based on levels of responsibility for the Company's performance. The target bonus percentage is higher as the job grade, and therefore the level of responsibility, increases.

     If the EVA performance goal is met, 100% of the target bonus is paid. If EVA performance improves but is less than the EVA goal, the bonus paid will be proportionally less than the target bonus. If EVA performance exceeds the EVA goal, the target bonus plus an additional bonus will be paid to the executive. In the case of an additional bonus, half is paid to the executive at the time that the target bonus is paid and the other portion of the additional bonus is carried forward into the next year to be paid subject to future results. If there is a decline in EVA performance, a negative bonus is carried over to future years where it will reduce the bonus to be paid in future years. This plan could result in higher than competitive compensation for superior EVA performance or lower than competitive compensation for Company performance not meeting EVA goals. For Fiscal 1993 the EVA financial targets were exceeded by the Company and each business group of the Company.

  LONG-TERM INCENTIVE PLANS

     On March 31, 1993 the Compensation Committee approved the grant of stock options to eligible management employees (excluding senior executives) under the Company's 1983 Executive Stock Option Plan at an exercise price equal to the fair market value at the grant date.

     Consistent with the principles of uniformity and consistency established by the Human Resources Committee on February 5, 1993, the Compensation Committee determined to use the end of the fiscal year as the base measurement period for determining the exercise prices of premium options granted under the New Plan in Fiscal 1993. Accordingly, on March 31, 1993, the Compensation Committee granted to senior executives 5-year term options with an exercise price set at 35% above the average closing price for the Company's Common Stock on the New York Stock Exchange for the last 20 trading days in January, 1993. The 35% premium equals the percentage (rounded up to the next full five percent) resulting from five compoundings of the five year United States government bond average annual percentage yield during the last 20 trading days in January, 1993. The premium options were granted, subject to shareholder approval, pursuant to the New Plan. With approval by shareholders of the New Plan on June 2, 1993, this became the effective date of the grants which are detailed in the table headed "Option Grants in Last Fiscal Year" which follows. The 35% premium exercise price combined with the 5-year term of the options ensures that shareholders will realize a significant return on their investment in a relatively short period of time before executives realize any financial gain from their premium options. Also during Fiscal 1993, the Compensation Committee granted options at fair market value to one employee who was subsequently elected by the Company's Board of Directors to an executive officer position.

     The number of options granted was determined by the Compensation Committee based on the responsibility level and salary of each officer and option grants to officers holding similar positions at approximately 250 other companies based on an independent consultant's survey of long-term incentive compensation practices at such companies. Also considered in setting the premium option award was the risk and reward potential in that no benefit will be received from the premium option grants until the Company's stock price appreciates more than the premium. The grant of options during Fiscal 1993 was not affected by the size of previous option grants or outstanding options.

  SUPPLEMENTAL PENSION ARRANGEMENTS

     The Human Resources Committee also reviewed retirement arrangements, particularly for those Headquarters employees who had been transferred from Canada as part of the Company's reincorporation in the United States. One of the principal findings of this review was that those Headquarters transferees participating in the Company's United States defined contribution plan who retire prior to age 65 would receive significantly less retirement income relative to their compensation as active employees than they would have received if the Canadian defined benefit plan in which they had previously participated had remained in effect and significantly less, on the same basis, than is generally the case for employees of comparable companies. To address this inequity, the Human Resources Committee and the Human Resources Subcommittee approved the supplemental pension retirement benefits described below under "Supplemental Pension Arrangements" for all of the Headquarters transferees who were in the Canadian pension plan. The Compensation Committee approved certain amendments to the supplemental pension arrangements for Messrs. Arnold, Laurenzo and Rice which arrangements as so amended are described under "Supplemental Pension Arrangements".

  COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, effective for years beginning after 1993, generally limits the deductible amount of annual compensation paid by a public company to a "covered employee" (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million. Qualifying performance-based compensation and compensation that meets other exceptions to the general rule will be excluded from the computation and will not be subject to the deduction limit. As of the time of issuing this report the Committee was continuing to evaluate the Company's compensation policies with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. However, the Committee believes that compensation to be paid in fiscal 1994 to each of its "covered employees" will not exceed $1 million in nonexcluded compensation.

  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     A key factor noted by the Subcommittee of the Human Resources Committee in reviewing the base salary of Mr. Rice was that fiscal 1992 was a year of significant achievement for the Company with a reduction of more than $550 million in long-term debt and $800 million in total debt thereby improving the balance sheet dramatically. The Subcommittee of the Human Resources Committee therefore recognized this performance together with the Company's return to profitability and approved an increase to Mr. Rice's base salary effective February 1, 1993. The increase reflects the Committee's assessment of Mr. Rice's contributions to the Company and median competitive practices among the Comparison Group members.

     As stated above, the Compensation Committee approved the introduction, in Fiscal 1993, of EVA bonus targets for annual incentive plan purposes for senior executives and management throughout the Company. Based on the Company's fiscal 1993 EVA performance versus target, Mr. Rice earned a bonus in excess of his target, part of which was payable in cash and part carried forward to the next fiscal year. Payment of the amount carried forward is dependent on EVA performance in the fiscal year ending January 31, 1995.

     In addition, on March 31, 1993, the Compensation Committee granted Mr. Rice options subject to shareholder approval of the New Plan. The number of options granted to Mr. Rice was based on the same criteria used for other employees. The grant became effective June 2, 1993, the date of shareholder approval of the New Plan, and provided for options to purchase 189,600 shares of Common Stock with a term of five years, exercisable on or after June 2, 1994, at an exercise price representing a 35% premium over the average closing prices of the Company's Common Stock on the New York Stock Exchange for the last 20 trading days of January 1993.

     The Human Resources and Compensation Committees approved supplemental pension benefits for certain Headquarters transferees which are described below. In the case of Mr. Rice, these supplemental benefits were part of an employment contract, described under "Employment Agreements", which, among other things, includes Mr. Rice's agreement to use his best efforts, in addition to his other duties, to provide for an effective and orderly succession to the position he now holds. The Human Resources and Compensation Committees believe that, in addition to the factors taken into account with respect to all of the Headquarters transferees, the supplemental pension benefits provided for Mr. Rice appropriately recognize the value of his contributions to the Company and of the obligations undertaken by him in his employment agreement.

THE HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

Thomas N. Davidson, Chairman
Victor A. Rice
The Honorable Robin H. Warrender

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Thomas N. Davidson, Chairman
The Honorable Robin H. Warrender

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the past fiscal year, Messrs. Davidson, Rice and Warrender were members of the Human Resources Committee.

     Mr. Rice, Chairman and Chief Executive Officer of the Company, served on the Company's Human Resources Committee but did not participate in any decisions regarding his own compensation as an executive officer. Those matters were handled by the Subcommittee of the Human Resources Committee. In addition, during Fiscal 1993, Mr. Rice had outstanding interest-free loans from the Company in the amount of $2,145,550. These loans were repaid in full by Mr. Rice on December 14, 1993. Additional information regarding these loans is set forth under "Loans to Officers".

PERFORMANCE GRAPH

     The following graphs set forth, on a quarterly basis, the cumulative total shareholder return for the five year and one year periods ending January 31, 1994, for Varity, the S & P 500, the S & P Machinery group and the S & P Auto Parts group. The Company has chosen to show the S & P Machinery group since Varity is part of the S & P Machinery group. At the same time, the S & P Auto Parts group is shown since approximately 42% of Varity's sales last year were of automotive parts, even though that group is more automotive aftermarket related than Varity's automotive parts business.


                           CUMULATIVE TOTAL RETURN
           Based on reinvestment of $100 beginning January 31, 1989

                                                                     S&P register mark Machinery       S&P register mark Auto
                     Varity Corp.     S&P 500 register mark              (Diversified) Index                 Parts Index

Jan-89
Jan-90
Jan-91
Jan-92
Jan-93
Jan-94

                           CUMULATIVE TOTAL RETURN
           Based on reinvestment of $100 beginning January 31, 1989

                                                                     S&P register mark Machinery       S&P register mark Auto
                     Varity Corp.     S&P 500 register mark              (Diversified) Index                 Parts Index

Jan-93
Apr-93
Jul-93
Oct-93
Jan-94

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company at the fiscal year end, January 31, 1993.

                                                                                           LONG TERM COMPENSATION
                                                                                 ------------------------------------------
                                               ANNUAL COMPENSATION                 AWARDS(2)
                                      --------------------------------------     -------------     PAYOUTS
                                                                   OTHER          SECURITIES       --------
                                                                   ANNUAL         UNDERLYING         LTIP       ALL OTHER
        NAME AND                       SALARY       BONUS       COMPENSATION        OPTIONS        PAYOUTS     COMPENSATION
   PRINCIPAL POSITION        YEAR       ($)          ($)           ($)(1)           (#)(3)           ($)        ($)(4)(5)
- - -------------------------    -----    --------     --------     ------------     -------------     --------    ------------
V. A. RICE                    1993     700,000      630,104         52,595           189,600              0      1,226,860
  Chairman & Chief            1992     643,500      903,000        125,745           263,287              0         81,050
  Executive Officer           1991     567,500            0                           39,580              0
V. D. LAURENZO                1993     600,000      565,920         44,243           134,250              0        968,989
  Vice Chairman               1992     543,500      654,000        118,607           187,340              0         71,550
  & President                 1991     477,500            0                           26,670              0
N. D. ARNOLD                  1993     285,000      164,930         45,492            46,950              0        284,889
  Senior Vice President,      1992     270,000      216,000         33,520            53,217              0         22,305
  Chief Financial Officer     1991     240,000            0                           10,000              0
J. A. GILROY                  1993     315,000      223,986              0            51,900        243,083         90,340
  Group Chief Executive       1992     260,000      207,350              0            16,213              0              0
  Perkins                     1991     260,000            0                                0              0
J. UTLEY                      1993     315,000      184,414              0            51,900        166,737          3,824
  Group Chief Executive       1992     240,000      167,602              0                 0              0        133,459
  Kelsey-Hayes                1991     225,000            0                                0              0

- - ---------------

(1) Represents amount for tax gross-ups for (a) moving expenses, (b) interest free stock purchase loan (described below under "Loans to Officers"), (c) tax return preparation fees and (d) club membership fees.

(2) As of January 31, 1994 there were no shares of restricted stock outstanding.

(3) The options listed in the table for 1991 are initial options. Each 1991 initial option included a reload option covering the same number of shares as the initial option grant. Those reload options would have been exercisable on and after the exercise of the initial option. All the options listed on the table which were granted in 1991, as well as the related reload options, were canceled in 1992.

(4) The amounts for 1993 are those amounts contributed by the Company: (a) under the Company's savings plans ($9,015, $8,955, $4,354, and $3,824 respectively for Messrs. Rice, Laurenzo, Arnold and Utley) (b) with respect to the basic retirement component of the Company's Retirement Equity and Deferred Compensation Plan (the "Deferral Plan") ($126,505, $98,584, and $38,345 respectively for Messrs. Rice, Laurenzo, and Arnold), and (c) as additional pension contributions under the Deferral Plan ($1,066,340, $836,450, and $242,190 respectively for Messrs. Rice, Laurenzo, and Arnold) and under the UK executive pension plan ($90,340 for Mr. Gilroy). These additional pension contributions were in recognition of the premature cancellation of the stock loan program (described below under "Loans to Officers") which required all outstanding loans to be repaid on or before December 14, 1993. The amounts for 1993 also include directors fees of $25,000 each for Messrs. Rice and Laurenzo.

(5) All amounts deferred from a participant's salary or bonus under the Deferral Plan are included in the salary or bonus columns of the table for the year earned. Any profits and/or losses on these deferred amounts are not reflected in the above table since the return on these funds is based upon an assumed investment in one or more funds selected by the participant from those designated by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
      ------------------------------------------------------------------------------------------------------------------
                                              % OF
                                              TOTAL
                                             OPTIONS
                                             GRANTED                                               POTENTIAL REALIZABLE VALUE
                             NUMBER OF         TO         EXERCISE                                 AT ASSUMED ANNUAL RATES OF
                             SECURITIES     EMPLOYEES        OR                                   STOCK PRICE APPRECIATION FOR
                             UNDERLYING        IN           BASE                                          OPTION TERM
                              OPTIONS        FISCAL        PRICE       MARKET     EXPIRATION     ------------------------------
          NAME               GRANTED(1)       YEAR         ($/SH)      PRICE         DATE           5%($)            10%($)
- - -------------------------    ----------     ---------     --------     ------     ----------     ------------     -------------
V. A. Rice                     189,600        19.16         37.61      33.875        6/2/98         1,066,318         3,212,967
V. D. Laurenzo                 134,250        13.56         37.61      33.875        6/2/98           755,027         2,275,004
N. D. Arnold                    46,950         4.74         37.61      33.875        6/2/98           264,049           795,616
J. A. Gilroy                    51,900         5.24         37.61      33.875        6/2/98           291,888           879,499
J. Utley                        51,900         5.24         37.61      33.875        6/2/98           291,888           879,499
All Named Executive            474,600        47.94         37.61      33.875        6/2/98         2,669,170         8,042,585
  Officers
All Shareholders(2)                                                                               620,894,405     1,173,435,478
Named Exec. Off. Gain as                                                                                 .43%              .69%
  a Percentage of All
  Stockholders' Gain

- - ---------------

(1) All options were approved by the Compensation Committee on March 31, 1993 with an exercise price set at 35% above the average closing price ($27.86) of the Company's common stock on the New York Stock Exchange for the last 20 trading days in January, 1993. The option grant date was June 2, 1993, when the shareholders approved the new Varity Corporation Shareholder Value Incentive Plan. All options will be fully vested one year from the grant date and have a five year term.

(2) As of January 31, 1994, there were 43,957,126 shares of Common Stock outstanding. The calculations shown for the 5% and 10% assumed annual rates of stock price appreciation would result from share prices of $48.00 and $60.57 respectively. The potential realizable value assumes the shares are held until June 6, 1998. Actual gains will be dependent on future stock market conditions and there can be no assurance that these amounts will be achieved.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                              AND FY-END OPTION VALUES

                                                   NUMBER OF
                                                   SECURITIES
                                                   UNDERLYING           VALUE OF
                                                  UNEXERCISED          UNEXERCISED
                                                   OPTIONS AT         IN-THE-MONEY
                                                   FY-END(#)           OPTIONS AT
                      SHARES                     --------------         FY-END($)
                    ACQUIRED ON      VALUE                          -----------------
                     EXERCISE       REALIZED      EXERCISABLE          EXERCISABLE
      NAME              (#)           ($)        /UNEXERCISABLE      /UNEXERCISABLE
- - ----------------    -----------     --------     --------------     -----------------
V. A. Rice             15,000        481,025         248,287             8,295,269
                                                    /189,600            /1,401,144
V. D. Laurenzo              0              0         187,340             6,259,029
                                                    /134,250              /992,108
N. D. Arnold                0              0          53,217             1,777,980
                                                     /46,950              /346,961
J. A. Gilroy                0              0          16,213               541,676
                                                     /51,900              /383,541
J. Utley                    0              0               0                     0
                                                     /51,900              /383,541

UNITED KINGDOM PENSION PLAN

     Executive officers of the Company located in the United Kingdom are eligible to participate in a Varity Group Executive Pension Scheme (the "U. K. Pension Plan") for senior U.K. management, which includes a defined benefit plan. Pension income in the defined benefit plan at normal retirement is based on the employee's years of service and his average base salary (excluding performance-related bonuses) received during his last three years of employment and is not subject to offset by the amount of U.K. social security benefits.

     In addition to United Kingdom social security benefits to which such a person may be entitled, the following table illustrates the amount of annual pension benefits (in U.K. pounds) payable from the defined benefit plan on a straight life annuity basis to an individual with the indicated earnings and years-of-service at the individual's normal retirement date.

                               PENSION PLAN TABLE

                             YEARS OF SERVICE
                 ----------------------------------------
REMUNERATION         10             15             20
- - ------------     ----------     ----------     ----------
10L0,000...       L 25,208       L 37,812       L 50,871
150,000...          38,541         57,812         77,538
200,000...          51,875         77,812        104,205
250,000...          65,208         97,812        130,872
300,000...          78,541        117,812        157,538

     Mr. Gilroy is a member of the defined benefit plan. Mr. Gilroy, age 57, had remuneration (salary as set forth in the Summary Compensation Table) of U.S. $315,000 (approximately L212,000) for Fiscal 1993 and 5 years of credited service.

KELSEY-HAYES PENSION PLAN

     The Company's Kelsey-Hayes subsidiary maintains a pension plan covering substantially all of its salaried employees. Pension income at normal retirement is calculated by averaging the participant's highest consecutive 60 months of compensation out of the final 120 consecutive months compensation (but not in excess of the statutory limit, which for 1993 was US$235,840), and providing 1% of the first US$ 7,800 thereof and 1 1/3% of the remainder for each of the first 30 years of service, and 1/2% and 2/3% respectively for each of the next 10 years of service. Amounts paid under the pension plan are not subject to offset by social security benefits.

     Mr. Utley is a member of the Kelsey-Hayes pension plan and for Fiscal 1993 had covered compensation of US$ 235,840 (the statutory limit) and 11 years and 9 months of service.

     The following table illustrates the annual pension benefits payable from the Kelsey-Hayes pension plan to a person in the specified earnings and years of service classifications at normal retirement date.

 5-YEAR
AVERAGE
 ANNUAL      10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
EARNINGS     SERVICE      SERVICE      SERVICE      SERVICE      SERVICE      SERVICE
- - --------     --------     --------     --------     --------     --------     --------
$ 50,000     $ 6,407      $ 9,610      $12,813      $16,017      $19,220      $20,822
$100,000     $13,073      $19,610      $26,147      $32,683      $39,220      $42,488
$150,000     $19,740      $29,610      $39,480      $49,350      $39,220      $64,155
$200,000     $19,740      $29,610      $39,480      $49,350      $39,220      $64,155
$250,000     $19,740      $29,610      $39,480      $49,350      $39,220      $64,155
$300,000     $19,740      $29,610      $39,480      $49,350      $39,220      $64,155
$350,000     $19,740      $29,610      $39,480      $49,350      $39,220      $64,155
$400,000     $19,740      $29,610      $39,480      $49,350      $39,220      $64,155

SUPPLEMENTAL PENSION ARRANGEMENTS

     In conjunction with the reincorporation of the Company in the United States in 1991, the Canadian defined benefit plan in which the Company's headquarters employees who relocated from Canada to the United States (the "Headquarters Transferees") had participated was replaced by the Deferral Plan, a defined contribution plan in which they now participate. The retirement income they will receive under the Deferral Plan, particularly if they retire early, would be significantly less relative to their compensation as active employees than it would have been under the Canadian defined benefit plan and significantly less, on the same basis, than is generally the case for employees of comparable companies.

     To address this inequity, the Human Resources Committee and the Human Resources Subcommittee approved the supplemental retirement benefits described below for the seven Headquarters Transferees, including Messrs. Arnold, Laurenzo and Rice. In the case of Messrs. Laurenzo and Rice, these supplemental retirement benefits were also granted in consideration of the obligations undertaken by them in the employment contracts ("Employment Agreements") described below under "Employment Agreements", including their obligations to use their best efforts to plan and provide for an effective and orderly succession to the positions they now hold.

     Each of the Headquarters Transferees will receive annual supplemental pension benefits which, together with amounts payable under the basic retirement element of the Deferral Plan, the commuted value of benefits accrued under, or paid in lieu of, one portion of the Company's former Canadian defined benefit plan and in the case of Headquarters Transferees other than Messrs. Laurenzo and Rice the commuted value of benefits under another portion of the Company's former Canadian defined benefit plan (each as adjusted to reflect earnings or losses periodically deemed to have accrued and expressed as a life annuity), will equal 45% of final average cash compensation (with a surviving spouse benefit equal to 60% of the basic benefit) if the Headquarters Transferee retires at age 55, increased or decreased (other than in the case of Mr. Rice) by 0.125 percentage points for each month by which retirement is deferred or accelerated from age 55. Final average cash compensation is the average of the highest three years' compensation, consisting of base salary and bonus, for the 10 fiscal years prior to retirement or, in the case of Messrs. Laurenzo and Rice, the average of the highest three years' base salary plus the average of the highest three years' bonus for the six 12-month periods ending with the date of retirement. For this purpose, base salary will be not less than $545,846 in the case of Mr. Laurenzo and not less than $732,028 in the case of Mr. Rice and bonus will be not less than 60% and not more than 90% of base salary in the case of Mr. Laurenzo and not less than 70% and not more than 100% of base salary in the case of Mr. Rice. In addition, cash lump sum supplemental pension benefits of $1,250,000 and $1,500,000 will be paid to Mr. Laurenzo and Mr. Rice, respectively, upon retirement. The Employment Agreement with Mr. Rice also provides that his retirement date may be extended one year at the option of the Company on six months' notice to Mr. Rice and from year to year thereafter by mutual agreement and that, in the case of any such deferral, the minimum final average base salary specified above ($732,028) will be increased by 5%, and the percentage of final average cash compensation specified above (45%) will be increased by 1.5 percentage points, for each year of deferral.

     These supplemental pension benefits will be paid in cash following termination in the form and at the times available under any of the payment options provided for in the Deferral Plan, including as an annuity (except for the cash lump sum payments to Messrs. Laurenzo and Rice), in a cash lump sum at the time of termination or in the following year, or in annual installments, as elected by the participant in accordance with the terms of the Deferral Plan, or upon a change in control of the Company. In the event of death, disability or (subject to a Headquarters Transferee having a combined total of 65 years of age and service) involuntary dismissal, all supplemental pension benefits will remain payable as if employment had continued until age 55 (or, in the case of Messrs. Laurenzo and Rice, the expected or deferred date of retirement), except that the time of payment will reflect the actual date of termination. The Company is required to fund the supplemental pension benefits through a trust which has been established for the payment of benefits under the Deferral Plan. Amounts deposited in the trust will be subject to claims of general creditors of the Company.

     Supplemental pension benefits will not be paid if payments become due after termination of employment under the employment termination agreements described below under "Termination Arrangements."

EMPLOYMENT AGREEMENTS

     The Company, on September 23, 1992, entered into Employment Agreements with Messrs. Laurenzo and Rice which set out the terms and conditions of their employment, specify compensation arrangements and provide for the payment of supplemental pension benefits. Among other things, the Employment Agreements specify minimum annual base salaries of $545,000 and $645,000 for Messrs. Laurenzo and Rice, respectively, during their respective employment periods, which were to expire on June 1, 1994 in the case of Mr. Laurenzo and September 1, 1996 in the case of Mr. Rice, subject, in the case of Mr. Rice, to extension as described under "Supplemental Pension Arrangements." Each of the Employment Agreements also provides for the continued participation by Messrs. Laurenzo and Rice in all incentive and other employee benefit programs and for the payment of supplemental pension benefits following retirement as more fully described under "Supplemental Pension Arrangements." On December 20, 1993 Mr. Laurenzo's Employment Agreement was amended to extend his employment period to November 1, 1994 (on which date he will retire) and to provide that Mr. Laurenzo will be entitled to the supplemental pension benefits upon any termination of his employment.

     Mr. Utley had an employment agreement ("Prior Agreement") with Kelsey-Hayes at the time that it was acquired by the Company in 1989. In 1992, the Company and Mr. Utley replaced the Prior Agreement with a new employment agreement extending until December 31, 1994. Under the new employment agreement, the Company is obligated to pay Mr. Utley, subject to his continued employment, $547,721 on December 31, 1994.

TERMINATION ARRANGEMENTS

     The Company has entered into agreements with the executive officers named in the Summary Compensation Table and certain other key executive officers which provide that, upon one of the events described below, all stock options held by such persons would immediately vest and become exercisable and such persons would be entitled to the immediate payment of deferred and contingent compensation.

     In addition, if their employment terminates prior to the end of the second full calendar year following one of such events, they would be entitled to certain termination benefits. These termination benefits would include lump sum payments equal to a multiple of the total annual cash compensation (other than bonuses) of such persons at the time of termination or the occurrence of such event, whichever is greater, and the highest incentive bonus earned during any of the previous three fiscal years. This multiple would be 4.4 in the case of Messrs. Laurenzo and Rice and 3.35 in the case of the other key executives, reflecting in each case, the imputed value of foregone employee benefits. In addition, such persons could require the Company to purchase all stock options outstanding at the time of termination at a price for each option equal to the difference between the exercise price and the higher of the market value of the Common Stock at the time of termination or the highest price per share paid by a person or group who has acquired or has the right to acquire 25% or more of the outstanding Common Stock. In the alternative, such persons could exercise such options and would be entitled to five-year interest-free loans from the Company to finance such exercise.

     Messrs. Laurenzo and Rice would be entitled to these benefits in the event that (i) any person or group should acquire or have the right to acquire 25% or more of the outstanding Common Stock; (ii) any director were elected to the Board of Directors without the approval of a majority of the directors (the "Prior Board") then in office who were either directors at the date of the agreement or whose election was previously so approved; (iii) any director were elected to the Board of Directors without the approval of such executive and the employment of such executive is terminated; or (iv) the Board of Directors shall have adopted a resolution to the effect that, for purposes of the agreement, a change in control of the Company has occurred. Other key executives would be entitled to these benefits in the event that (i) any person or group should acquire or have the right to acquire 25% or more of the outstanding Common Stock and a majority of the Prior Board shall have determined that such benefits should be paid; (ii) any director were elected to the Board of Directors without the approval of a majority of the Prior Board; or (iii) the Board of Directors shall have adopted a resolution to the effect that, for purposes of the agreement, a change in control of the Company has occurred. Each key executive would also be entitled to an additional amount as reimbursement for any tax payable because (i) the benefits received have been treated as other than reasonable compensation for personal services actually rendered and (ii) the Company provided an interest free loan in connection with the exercise of stock options. Additionally, each key executive would be entitled to reimbursement of any legal expenses incurred to enforce the executive's rights to these termination benefits.

LOANS TO OFFICERS

     On May 9, 1990 and March 21, 1991, the Company's Canadian predecessor ("Old Varity") made interest-free loans to executive officers to facilitate the purchase of Common Shares of Old Varity pursuant to the exercise of certain options granted to such executive officers on May 4, 1990 and February 27, 1991 under the Old Varity option plan. Each loan was originally secured by the Old Varity Common Shares so purchased and was secured by the shares of Common Stock of the Company issued in respect of Common Shares of Old Varity in connection with the reincorporation in the United States. Each loan was repayable upon demand. If no demand was made, such loans were repayable in five equal annual installments commencing May 9, 1996 and March 21, 1997 for the loans made on May 9, 1990 and March 21, 1991, respectively, except that (even without a demand) earlier repayment could have been required following the death, permanent disability or other termination of employment of the officer to whom such loan was made.

     Effective December 14, 1993, pursuant to premature demand by the Company, each of the loans was repaid in full. Concurrent therewith, the Compensation Committee introduced a mandatory stock ownership policy for senior executives (including all the named and certain other executive officers) and made discretionary contributions to the Deferral Plan or the U. K. Pension Plan on behalf of executive officers whose loans were repaid. The amounts of such discretionary contributions are included in the "All Other Compensation" column in the Summary Compensation Table.

     The following executive officers had loan balances outstanding in the amounts set forth opposite their respective names during the period and as of the date identified:

                                                                       LARGEST
                                                                      AGGREGATE
                                                                       AMOUNT         AGGREGATE
                                                                     OUTSTANDING        AMOUNT
                                                                     THE PERIOD      OUTSTANDING
                                                                      FEB. 1/93         AS OF
                                                                    TO JAN. 31/94    APRIL 12/94
                                                                    -------------    ------------
N.D. Arnold, Senior Vice President, Chief Financial Officer.......  $  487,300.00        -0-
P.N. Barton, Vice President, Strategic Planning and Development...     177,237.50        -0-
F.J. Chapman, Vice President and Treasurer........................      93,500.00        -0-
J.A. Gilroy, Group Chief Executive, Perkins Group.................     181,775.00        -0-
D.W. Gutow, Vice President, Tax Planning..........................      63,920.00        -0-
B.E. Harvey, Vice President, Executive Planning...................     145,062.50        -0-
V.D. Laurenzo, Vice Chairman of the Board of Directors and
  President.......................................................   1,683,000.00        -0-
V.A. Rice, Chairman of the Board of Directors and Chief Executive
  Officer.........................................................   2,145,550.00        -0-
A.T. Williams, Vice President, Business Performance...............      61,875.00        -0-

                         4. OTHER STOCKHOLDER OWNERSHIP

     The ownership position of stockholders who, to the knowledge of the Company (based on filings with the SEC, except for the holdings of Canada Development Investment Corporation) are the beneficial owners of more than 5% of the outstanding Common Stock or Class II Preferred Stock of the Company and certain other information are set forth in the following table:

  VARITY STOCK BENEFICIALLY OWNED OR OVER WHICH CONTROL OR DIRECTION EXERCISED

                                                                  SHARES       PERCENT OF CLASS(1)
                                                OWNERSHIP OF   DEEMED TO BE   ----------------------
                                     TITLE OF   OUTSTANDING    BENEFICIALLY    CURRENT    BENEFICIAL
     NAME OF BENEFICIAL OWNER         CLASS        SHARES         OWNED       OWNERSHIP   OWNERSHIP
- - ----------------------------------  ----------  ------------   ------------   ---------   ----------
Mario J. Gabelli, GAMCO, and
  Gabelli Funds Inc.
  One Corporate Center
  Rye, New York...................  Common        2,528,250(2)   2,528,250        5.8          5.8
FMR Corp. and Fidelity Magellan
  Fund & Research Corporation
  111 Devonshire Street
  Boston, Massachusetts...........  Common        2,571,906(3)   2,571,906        5.8          5.8
Canada Development Investment
  Corp.
  Scotia Plaza
  Suite 2703                        Class II      1,250,000      1,250,000(4)    62.5         62.5
  Toronto, Ontario................  Common               --        416,662         --           .9
Stark Investments(5)
  2 Rocky Point Road                Class II        337,000        600,000(6)    16.8         30.0
  Old Greenwich, Connecticut......  Common               --        200,000(7)      --           .5
Aurora L. P.(5)
  2 N. LaSalle
  Suite 500                         Class II        175,800        175,800        8.8          8.8
  Chicago, Illinois...............  Common               --         58,600(8)      --           .1

- - ---------------

Notes:

(1) Percentages are calculated on the basis of the number of outstanding shares as of the record date, excluding securities held by or for the account of the Company or its subsidiaries, plus Common Stock deemed outstanding under the rules of the SEC (shares which will be outstanding if a shareholder exercises his particular conversion or option rights which are exercisable within 60 days). The shares of Class II Preferred Stock are convertible at any time at a conversion price of Cdn. $75.00 (U.S. $61.50) per share of Common Stock.

(2) As reported in, and based solely upon a Schedule 13D dated January 6, 1994 filed with the Securities and Exchange Commission by Mario J. Gabelli, GAMCO, and Gabelli Funds Inc. According to that report GAMCO beneficially owns 1,797,050 Common Shares, Gabelli Funds, Inc. beneficially owns 731,200 Common Shares, and Mr. Gabelli is deemed to have beneficial ownership of the total 2,528,250 Common Shares owned by the two foregoing entities.

(3) As reported in, and based solely upon a Schedule 13G dated February 11, 1994 filed with the Securities and Exchange Commission by FMR Corp. According to that report FMR Corp. beneficially owns 2,571,906 Common Shares and Fidelity Magellan Fund owns 2,542,100 of those Common Shares beneficially owned by FMR Corp.

(4) Represents 416,662 shares of Common Stock issuable upon the conversion of 1,250,000 shares of Class II Preferred Stock.

(5) Stark Investments has trading discretion over the securities of the Company held in accounts managed by Stark Investments including the 175,800 shares of Class II Preferred Stock owned by Aurora L. P.

(6) Includes 175,800 shares of Class II Preferred Stock owned by Aurora L.P.

(7) Represents 200,000 shares of Common Stock issuable upon conversion of 600,000 shares of Class II Preferred Stock.

(8) Represents 58,660 shares of Common Stock issuable upon conversion of 175,800 shares of Class II Preferred Stock.

              7. STOCKHOLDER PROPOSALS FOR THE 1994 ANNUAL MEETING

     Business to be raised by a stockholder will not be considered at the Annual Meeting to be held in 1995 unless a notice complying with the Company's Certificate of Incorporation is received at the principal executive office of Varity at least fifty (50) days prior to that meeting. Stockholders wishing to invoke the provisions of the rules of the SEC regarding the inclusion of a proposal in Varity's proxy material for its Annual Meeting of Stockholders to be held in 1995 must submit such proposals to Varity, in accordance with these rules, for receipt not later than January 4, 1995.

                                8. OTHER MATTERS

     As of this date, the Board of Directors does not know of any business to be brought before the meeting other than as specified above. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

                           9. SOLICITATION OF PROXIES

     A proxy may be revoked by notice in writing to the Secretary at any time prior to the exercise thereof.

     The Company intends to request banks and brokers who hold shares in their names or custody, or in the name of nominees for others, to forward copies of the proxy material to those persons for whom they hold such shares and to request authority for the execution of proxies. The Company has also retained the firm of Georgeson & Company to assist in the solicitation of proxies. The fee of such firm, estimated to be approximately $7,500 plus expenses, as well as other costs of soliciting proxies, will be borne by the Company.

                                           Kenneth L. Walker
                                           Secretary

May 2, 1994

                              VARITY CORPORATION
                              WORLD HEADQUARTERS
                             672 DELAWARE AVENUE
                           BUFFALO, NEW YORK 14209

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Neil D. Arnold, Frederick J. Chapman or Kenneth L. Walker, proxies of the undersigned with power of substitution to vote all shares of stock of the undersigned in Varity, a Delaware corporation, with like effect as if the undersigned were personally present and voting at the annual meeting of shareholders of Varity to be held on June 2, 1994 and at any adjournment or adjournments thereof, on the following matters and, at their discretion, upon any other business which may properly come before the meeting.

        Anyone giving a proxy may revoke it at any time prior to the voting thereof by signing, dating and delivering a subsequent proxy or written notice to the Corporate Secretary of Varity or by attending the meeting and notifying the Corporate Secretary of his or her intention to vote in person.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all nominees" in item 1 and "FOR" Item 2.




                                   The Board of Directors Recommends a vote "FOR all nominees" in item 1 and "FOR" Item 2.

Item 1- Election of the            W.A. Corbett, T.N. Davidson, R.M. Gates,
        following nominees         L.F. Kahl, V.D. Laurenzo, W.D. McKeough,
        as Directors:              B.H. Nicholson, V.A. Rice, W.S. Rustand,
                                   W.R. Teschke and R.H. Warrender
FOR all nominees      WITHELD
(except as marked     for all      Enter the name(s) of any nominee(s) for whom
to the contrary       Nominees     you wish to withhold authority to vote:
to the right)
    / /                 / /        ----------------------------------------

Item 2- Approve the Appointment
        of KPMG Peat Marwick as
        independent auditors.

        FOR   AGAINST   ABSTAIN
        / /     / /       / /


                                        The undersigned hereby acknowledges
                                        receipt of the Notice of the Annual
                                        Meeting of Shareholders and a Proxy
                                        Statement for the Annual Meeting.
                                        DATED: ______________________, 1994
                                        ___________________________________
                                        ___________________________________
PLEASE MARK INSIDE BLUE BOXES               (Signature if held jointly)
SO THAT DATA PROCESSING EQUIPMENT
WILL RECORD YOUR VOTES.




    Please mark, date and sign as your name appears on this proxy and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.